FOR IMMEDIATE RELEASE

ISSI ANNOUNCES PRELIMINARY FISCAL Q2 2008 REVENUE RESULTS AND QUARTERLY EARNINGS CONFERENCE CALL APRIL 24, 2008

San Jose, Calif.—April 8, 2008--Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today announced that revenues for the second fiscal quarter ended March 31, 2008 are expected to be approximately $58 million which would be a decrease of 8.4% from the first quarter of fiscal year 2008, and a decrease of 3.3% from the second fiscal quarter of 2007.

“Total revenues for the second fiscal quarter were lower than our expectations primarily due to pricing weakness in the commodity DRAM markets.  Pricing during the quarter was softer than we expected, and as a result, we have reduced our commodity DRAM revenue.  Even with this weakness in commodity DRAM pricing, our revenues for the first half of fiscal 2008 are expected to be approximately flat with revenues from the same period of fiscal 2007,” said Scott Howarth, ISSI’s President and Chief Executive Officer.

Our expected second fiscal quarter revenue results are preliminary and are subject to change as management and our independent auditors complete their quarterly closing review procedures.

Conference Call

Integrated Silicon Solution, Inc. has scheduled its regularly held quarterly conference call for Thursday April 24, 2008 at 1:30 p.m. Pacific time to discuss the Company’s financial results for the quarter ended March 31, 2008. To access ISSI’s conference call via telephone, dial 719-325-4840 before 1:20 p.m. Pacific time on April 24, 2008.  If you plan to participate in the call, please RSVP either by telephone at 408-969-4774 or by e-mail to ir@issi.com.  The call will be webcast from ISSI’s website at www.issi.com.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at www.issi.com.

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ISSI Release
April 8, 2008

Forward Looking Statements

This news release contains forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements concerning our expected revenue for the second fiscal quarter are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and our Quarterly Report on Form 10-Q for the period ended December 31, 2007.  In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the quarterly review.  The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
Scott Howarth
President & CEO, Acting CFO
Investor Relations
(408) 969-6600
ir@issi.com